Exhibit 16.1

November 17, 2010

Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

RE: China Shengda Packaging Group Inc. (the "Company")

Ladies and Gentlemen:

We have read the statements made by the Company under Item 4.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 2010 regarding the Company's change of auditors for the fiscal year ending December 31, 2011. We agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Bernstein & Pinchuk LLP

New York, NY